EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR SECOND QUARTER OF 2012

STUDIO CITY, CA — July 27, 2012 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and six months ended June 30, 2012.

Operating Highlights

•                  Positive Financial Results. Adjusted EBITDA increased 40% to $35.0 million for the quarter ended June 30, 2012 compared to the same period last year due to a 14% increase in total revenues for the quarter.

•                  Casting Development for Original Scripted Primetime Series. Internationally renowned actress, Andie MacDowell, has signed on to star as the lead in “Cedar Cove”, Crown Media Family Networks’ first original primetime scripted series, premiering in first quarter 2013 on Hallmark Channel.

•                  New Daytime Programming Block Strengthens Advertising Sales. Hallmark Channel’s new daytime programming, anchored by the 2-hour, daily show, “Home and Family” delivered CPMs 80-100% above our off-network daytime fare. This original lifestyle series, and new show “Marie”, starring Marie Osmond, drew first-time advertisers such as KitchenAid, Electrolux, Visa, and General Motors.

•                  Hosts Secured for Hallmark Channel Daytime Program, “Home & Family”. Emmy® Award-winning journalist and former “Entertainment Tonight” host, Mark Steines, along with Broadway star and television personality, Paige Davis, have been cast as the hosts for our new daytime lifestyle program, “Home & Family”.

•                  Original Movie Successes for Hallmark Movie Channel. On Hallmark Movie Channel, two out of the three original movies premieres in 2nd quarter tied as the second highest-rated original movie premieres in the network’s history according to Nielsen.

“For second quarter, Crown Media continued to experience impressive revenue and earnings growth,” said Bill Abbott, President and CEO of Crown Media Family Networks. “During second quarter, the casting developments for Hallmark Channel were significant. In addition to signing Marie Osmond for our daily talk show, ‘Marie’, we signed Andie MacDowell as the lead in ‘Cedar Cove’, the channel’s first primetime scripted series and named Mark Steines and Paige Davis as co-hosts for the network’s new daytime lifestyle program, ‘Home & Family’. We are so proud to welcome this top-notch talent to Crown Media and ultimately to our viewers.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $86.7 million for the second quarter of 2012, a 14% increase from $76.2 million for the second quarter of 2011. Advertising revenue increased 15% to $66.5 million from $57.9 million in the second quarter of 2011 due to audience growth. Advertising revenue from the Hallmark Movie Channel increased 40% from $8.2 million for the three months ended June 30, 2011, to $11.5 million for the three months ended June 30, 2012. Subscriber fee revenue increased 10% to $19.9 million from $18.1 million in the second quarter of 2011 due to contractual rate increases.

Crown Media reported revenue of $170.5 million for the six months ended June 30, 2012, a 14% increase from $149.7 million for the six months ended June 30, 2011. Advertising revenue increased 15% to $130.4 million during the six months ended June 30, 2012, from $113.6 million during the six months ended June 30, 2011. Subscriber fee revenue increased 11% to $39.7 million, from $35.9 million in the prior year’s period.

For the second quarter of 2012, cost of services decreased 3% to $38.2 million from $39.2 million during the same quarter of 2011. Within cost of services, programming expenses decreased 5% quarter over quarter to $34.5 million due to the expiration of a number of programming license agreements offset, in part, by approximately $2.7 million of accelerated amortization related to three series.

For the six months ended June 30, 2012, cost of services increased 2% to $75.4 million from $74.3 million during the same period of 2011. Within cost of services, programming expenses increased $0.3 million to $68.7 million.  Other cost of services including amortization of capital leases increased 14% from $5.9 million to $6.7 million for the six months ended June 30, 2012. The Company’s bad debt expense was less than $0.1 million for the six months ended June 30, 2012.

Selling, general and administrative expense increased 14% to $14.3 million for the second quarter of 2012 from $12.5 million during the same quarter of 2011 due to the increase in performance-based employee costs.

Selling, general and administrative expense increased 1% for the six months ended June 30, 2012, to $28.6 million from $28.3 million during the same period of 2011. Research costs increased $0.7 million and employee costs increased $1.8 million. During 2011 the Company recorded non-recurring banking fees of $2.5 million attributable to its June 2010 recapitalization.

The Company promoted the original movies Undercover Bridesmaid, Notes from the Heart Healer, Kiss at Pine Lake, Operation Cupcake, Duke, Lake Effects and Hannah’s Law during the second quarter of 2012 increasing marketing expense to $0.7 million for the quarter ended June 30, 2012, from $0.5 million for the quarter ended June 30, 2011. Marketing expenses of $1.2 million for the six months ended June 30, 2012, increased $0.3 million from $0.9 million for the six months ended June 30, 2011.

Interest expense increased $9.9 million for the three months ended June 30, 2012 as compared to the three months ended June 30, 2011, due to the 2010 Recapitalization and the treatment of this transaction under troubled debt restructuring accounting. Interest expense on the Term A and Term B loans was $0.6 million for the three months ended June 30, 2011. Interest expense on the Note was $8.0 million and interest expense on the Term Loan was $3.0 million for the three months ended June 30, 2012, respectively. Other interest expense decreased from $0.9 million in 2011 to $0.4 million in 2012.

Interest expense increased $19.9 million for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011, due to the 2010 Recapitalization and the treatment of this transaction under troubled debt restructuring accounting.  Interest expense on the Term A and Term B loans was $1.4 million for the six months ended June 30, 2011. Interest expense on the Note was $16.1 million and interest expense on the Term Loan was $6.2 million for the six months ended June 30, 2012, respectively. Other interest expense decreased from $1.9 million in 2011 to $0.8 million in 2012.

The Company recorded income tax provisions of $8.3 million and $15.6 million for the three and six months ended June 30, 2012. Income tax expense was $0.4 million for the quarter ended June 30, 2011, and income tax benefit was $43.4 million for the six months ended June 30, 2011. During the six months ended June 30, 2011, the Company released $44.2 million of valuation allowance.

Adjusted EBITDA was $35.0 million for the second quarter of 2012 compared to $25.0 million for the same period last year. Cash provided by operating activities totaled $12.8 million for the second quarter of 2012 compared to $6.9 million for the same period last year. The net income to common shareholders for the quarter ended June 30, 2012, totaled $13.5 million, or $0.04 per share, compared to $12.1 million, or $0.03 per share, in the second quarter of 2011.

Adjusted EBITDA was $67.9 million for the six months ended June 30, 2012, compared to $50.9 million for the same period last year. Cash provided by operating activities totaled $8.0 million for the six months ended June 30, 2012, compared to $14.1 million for the same period last year.  Net income to common shareholders for the six months ended June 30, 2012, totaled $25.7 million, or $0.07 per share, compared to $59.6 million, or $0.17 per share, for the six months ended June 30, 2011.

Conference Call and Webcast to be Held Friday, July 27th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the second quarter of 2012. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 96048651. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days following the call beginning at 1:00 p.m. Eastern Time on Friday, July 27th at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 96048651.

About Crown Media Holdings

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies, general entertainment, and an array of home and lifestyle content. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in 47 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell, 212.445.6690

anniehowell@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Advertising	$65,482	$57,686	$128,468	$113,290
Advertising by Hallmark Cards	1,035	228	1,911	358
Subscriber fees	19,860	18,132	39,658	35,881
Other revenue	363	104	477	216
Total revenue	86,740	76,150	170,514	149,745
Cost of services:
Non-affiliate programming	33,809	35,860	67,256	67,586
Hallmark affiliate programming	729	405	1,417	786
Amortization of capital lease	290	290	579	579
Other cost of services	3,378	2,651	6,158	5,314
Total cost of services	38,206	39,206	75,410	74,265
Selling, general and administrative expenses	14,269	12,535	28,624	28,271
Marketing expense	739	543	1,239	893
Depreciation and amortization	348	367	696	752
Income from operations before interest and income tax expense	33,178	23,499	64,545	45,564
Interest expense	(11,431)	(1,535)	(23,204)	(3,330)
Income from operations before income tax expense	21,747	21,964	41,341	42,234
Income (provision) tax benefit	(8,274)	(419)	(15,598)	43,408
Net income before gain from sale of discontinued operations	13,473	21,545	25,743	85,642
Gain from sale of discontinued operations	—	189	—	189
Net income	13,473	21,734	25,743	85,831
Income to Preferred Stockholder	—	(9,683)	—	(26,277)
Net income to common stockholders	$13,473	$12,051	$25,743	$59,554
Net income per share - basic	$0.04	$0.03	$0.07	$0.17
Net income per share - diluted	$0.04	$0.03	$0.07	$0.17
Weighted average shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of June 30,	As of December 31,
	2012	2011

ASSETS

Cash and cash equivalents	$23,678	$35,181
Accounts receivable, less allowance for doubtful accounts of $234 and $181, respectively	85,069	83,798
Program license fees	83,263	98,158
Prepaid program license fees	31,377	11,533
Deferred tax asset	12,300	14,200
Prepaid and other assets	2,259	1,174
Total current assets	237,946	244,044
Program license fees	151,120	152,806
Property and equipment, net	10,730	11,236
Deferred tax asset	209,162	221,800
Debt issuance costs	11,071	11,711
Other assets	4,556	2,839
Goodwill	314,033	314,033
Total assets	$938,618	$958,469

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$14,237	$15,391
Audience deficiency reserve	9,896	10,256
License fees payable	107,261	135,768
Payables to Hallmark Cards affiliates	11,006	4,051
Interest payable	14,499	17,135
Current maturities of long-term debt	2,100	19,600
Total current liabilities	158,999	202,201
Accrued liabilities	19,921	16,667
License fees payable	14,827	8,737
Long-term debt, net of current maturities	486,456	487,368
Total liabilities	680,203	714,973

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both June 30, 2012 and December 31, 2011	3,597	3,597
Paid-in capital	2,071,417	2,082,241
Accumulated deficit	(1,816,599)	(1,842,342)
Total stockholders’ equity	258,415	243,496
Total liabilities and stockholders’ equity	$938,618	$958,469

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income	$13,473	$21,734	$25,743	$85,831
Gain from sale of discontinued operations	—	(189)	—	(189)
Subscriber acquisition fee amortization expense	323	298	651	596
Depreciation and amortization	638	657	1,275	1,331
Interest expense	11,431	1,535	23,204	3,330
Income tax provision (benefit)	8,274	419	15,598	(43,408)
Bank fees	—	—	—	2,500
Long term incentive plan expense	739	503	1,300	867
Restricted stock unit compensation	84	6	155	46
Adjusted earnings before interest, taxes, depreciation and amortization	$34,962	$24,963	$67,926	$50,904

Programming and other amortization	32,435	33,567	63,617	62,971
Provision for allowance for doubtful account	8	129	28	301
Changes in operating assets and liabilities:
Change to program license fees	(16,377)	(33,824)	(44,927)	(87,584)
Change to prepaid program license fees	(6,953)	577	(19,844)	(11,529)
Change in license fees payable	(17,409)	(3,478)	(21,668)	18,363
Interest paid	(3,052)	(929)	(25,007)	(2,187)
Changes in other operating assets and liabilities, net of adjustments above	(10,843)	(14,057)	(12,174)	(17,109)
Net cash provided by operating activities	$12,771	$6,948	$7,951	$14,130

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$12,771	$6,948	$7,951	$14,130

Net cash used in investing activities	(236)	(461)	(328)	(701)

Net cash used in financing activities	(816)	(13,931)	(19,126)	(36,920)

Net increase (decrease) in cash and cash equivalents	11,719	(7,444)	(11,503)	(23,491)
Cash and cash equivalents, beginning of period	11,959	14,518	35,181	30,565
Cash and cash equivalents, end of period	$23,678	$7,074	$23,678	$7,074